EXHIBIT 10.6

MANAGEMENT SERVICES AGREEMENT

BETWEEN:	1. Cardio[3] Biosciences S.A., a company established under the laws of Belgium, with registered office at B-1420 Braine l’Alleud, Boulevard de France 9 (Belgium) and registered with the legal entity Register of Nivelles under number 0891.118.115, represented by Michel Lussier and William Wijns, directors

hereinafter referred to as the “Company”;

AND:	2. Mr. HOMSY Christian, residing at 1150 Bruxelles, Avenue des Sittelles 99 (Belgium),

hereinafter referred to as the “Management Services Provider”;

The Company and the Management Services Provider are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

The Company’s business is to develop new medical technologies including cellular therapies.

The Management Services Provider provides consulting, trading and management services in the same field.

The Management Services Provider was appointed as Director of the Company on 24 July 2007 by a decision of the extraordinary general shareholders’ meeting. The office of Director is not remunerated.

At the same date, the Management Services Provider was also appointed as Managing Director, entrusted with the Company’s daily management.

By this agreement (the “Agreement”), the Parties wish to determine their rights and the obligations with regards to the performance of the Services, as defined hereinafter under Article 2.1.

IT HAS BEEN AGREED THEREFORE WHAT FOLLOWS:

Article 1 - Definitions

In the Agreement, the following terms shall have the following meanings (unless the context requires otherwise):

Board: the board of directors of the Company;

Capacity: as agent, manager, director, employee, owner, partner, shareholder or in any other capacity;

Competing Business: a business which is similar to or in any way competes with the business of the Company;

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company for the time being confidential to the Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any of its business contacts;

Parent: the ultimate mother company consolidating the Company;

Termination Date: the date of termination of the Agreement howsoever arising.

Article 2 - Services to be provided by the Management Services Provider

2.1	The Management Services Provider will, within the financial limitations imposed by the Board (hereinafter collectively referred to as the “Services”):

(a)	ensure the daily management of the Company in accordance with the Company’s Articles of Incorporation and the applicable legal provisions;

(b)	collaborate to and implement the Board’s decisions and provide information on a regular basis to the Board about the financial accounting and commercial situation of the Company;

(c)	implement the global strategy of the Company as decided by the Board, by adopting measures to ensure the financing of the Companies’ activities and the development, promotion, organisation, logistic support, control and assessment of the Company’s projects and activities;

(d)	hire and dismiss the Company’s staff;

(e)	prospect new markets and products for the Company;

(f)	promptly give to the Board all such information and reports as it may reasonably require in connection with matters relating to the provision of the Services or the business of the Company;

(h)	in general, do whatever is necessary or useful and use its best endeavors to promote the interests of the Company.

2.2	The Management Services Provider shall comply with all reasonable standards of safety and comply with the Company’s health and safety procedures from time to time in force at the premises where the Services are provided.

2.3	The Parties hereby agree that the Services will be rendered and performed by the Management Services Provider. In case of death of the Management Services Provider, the Agreement shall automatically terminate pursuant to the provisions of Article 10.2. hereafter. If the Management Services Provider is unable to perform the Services described in point 2.1. for more than 3 consecutive months for any reason whatsoever (such as incapacity) other than death (hereinafter the “Default”), the Company may automatically terminate pursuant to the provision of Article 10.2. hereafter.

2.4	The Company shall put at the disposal of the Management Services Provider, at the registered office of the Company, all financial and technical means and the human resources necessary for the performance of the Services, such as (this list not being exhaustive) furnished premises, secretarial staff or telecommunication means, within a budget approved beforehand by the Board.

2.5	The Company shall give the Management Services Provider access to all information needed for the proper performance of the Services. The Management Services Provider shall have, among others, access to all files, documents, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or its business contacts. It is however agreed by the Parties that all material, records or information, on whatever media, which shall be at the disposal of the Management Services Provider, shall remain the ownership of the Company. On Termination Date, the Management Services Provider shall comply with the provisions of Article 11 hereafter.

Article 3 - Non-exclusivity

Nothing in the Agreement shall prevent the Management Services Provider from being involved or having any financial interest in any Capacity in any other business, trade, profession or occupation during the Agreement provided that such activity:

(a)	does not cause a breach of any of the Management Services Provider’s obligations under the Agreement;

(b)	is not detrimental to the proper performance of the Agreement; and

(c)	is not related to a Competing Business, it being understood that this prohibition shall also extend to a period of six months after Termination Date.

Article 4 - Fees, bonus, expenses, invoicing and payment terms

4.1	In consideration of the provision of the Services, the Company shall pay to the Management Services Provider a yearly compensation of EUR 220,000, corresponding to a monthly gross fee of EUR 16,167 and a lump pension plan premium of EUR 26,000. The monthly fee is payable by bank transfer to the account designated by the Management Services Provider (hereinafter the “Fee”) no later than 10 days after the month end.

4.2	In addition to the Fee, the Management Services Provider will also be entitled to a yearly bonus, do be determined (if any) in full discretion by the Board on the basis of the Management Services Provider’s personal performances and of the Company’s overall performances (hereinafter the “Bonus”). The bonus may be paid in warrants issued by the Company.

4.3	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses, including phone costs, properly and necessarily incurred by the Management Services Provider in the course of the performance of the Agreement and evidenced by receipts or settled invoices or evidence otherwise approved by the Company as appropriate.

4.4	The Bonus, if any, will be considered as due to the Management Services Provider 30 days following the approval of its amount by the Board and will be paid to the Management Services Provider at the latest within 10 days after the month end following the moment the relevant Bonus is considered to be due.

Article 5 - Confidential Information

5.1	The Management Services Provider shall not (except in the proper course of its duties) either during the Agreement or at any time after the Termination Date for a period of 5 years, use or disclose Confidential Information to any third party and shall use its best endeavours to prevent the publication or disclosure of any Confidential Information. This restriction does not apply to:

(a)	any use or disclosure authorised by the Company or required by law or by court order; or

(b)	any information which is already in, or comes into, the public domain otherwise than through the Management Services Provider’s unauthorized disclosure.

5.2	A Party shall not at any time either during the Agreement or at any time after the Termination Date for a period of 5 years, disclose the subject and contents of the Agreement without the prior written consent of the other Party, unless disclosure is required by law or y court order and in such case the other Party shall be informed in advance of the contents and timing of such disclosure’

Article 6 - Non-solicitation of customers and employees

The Management Services Provider agrees that during the Agreement and for a period of twelve months immediately after Termination Date, the Management Services Provider will not, directly or indirectly, for itself or on behalf of any other person, partnership, company or corporation:

(a)	divert or attempt to divert any customers, suppliers or accounts from the Company to a Competing Business; or

(b)	call upon any customer or customers of the Company for the purpose of soliciting and/or selling to any such customers, any product or service competing with products or services sold or provided by the Company; or

(c)	induce or attempt to induce any employees of the Company to terminate their employment for the purpose of employment with a Competing Business.

Article 7 - Data protection

7.1	The Management Services Provider consents to the Company holding and processing data relating to it for legal, personnel, administrative and management purposes, pursuant to the Belgian Data Protection Act of 8 December 1992.

7.2	The Management Services Provider consents to the Company making such information available to any company of its group, third parties providing products or services to the Company (such as advisers), regulatory authorities, governmental organisations and potential purchasers of the shares of the Company or any part of its business.

7.3	The Management Services Provider consents to the transfer of such information to the Company’s business contacts outside the European Economic Area in order to further develop its business interests.

Article 8 - Assignability

Neither the Agreement, nor any rights or benefits hereunder, may be assigned, transferred or contributed without the written consent of both Parties hereto, and any such assignment, transfer or contribution without the consent of the other Party shall be null and void.

Article 9 - Administrative formalities and liability of the Management Services Provider

9.1	The Management Services Provider will comply at all times with all applicable legal provisions and more in particular with social security and tax obligations. The Management Services Provider shall be fully liable for its own income tax, social security contributions and any other levies or charges arising from the performance of the Services and the payment of the Fee and the Bonus.

9.2	The Company shall hold the Management Service Provider harmless for any wrongful performance of his obligations under the Agreement, except for gross negligence or fraud and shall indemnify him for any damages suffered as a result of an action brought against the Company and/or himself by a third party resulting from a wrongful performance of his obligations, excluding any liability resulting from the Management Service Provider’s own gross negligence or fraud.

Article 10 - Duration of the Agreement and termination

10.1	The Agreement is deemed to come into force on July 24, 2007 and shall be for an unlimited duration, unless terminated at an earlier time in accordance with the provisions of Articles 2.3., 10.2, 10.3 and 10.4.

10.2	The Agreement shall automatically terminate with immediate effect and without payment of any indemnity in accordance with the provisions of Article 2.3.

In such case, the Management Services Provider shall be entitled to (i) any Bonus relating to the previous completed financial year (if any and if not yet paid) and (ii) any Bonus (if any) of the financial year during which the Agreement was terminated pro rata temporis the period during which the Agreement remained in force.

10.3	The Agreement shall automatically terminate with immediate effect upon dismissal, for whatever reason, of the Management Services Provider as general manager of the Company. The Termination Date shall be deemed to be the date of the decision of the Board dismissing the Management Services Provider.

In such case and except to the extent the Company gave a notice period to be deducted from any of the indemnities provided for hereunder, the Company shall pay the Management Services Provider the following indemnities, which shall be deemed to cover any damage suffered as a result of such termination:

•	In case of dismissal for cause (to be construed as any dismissal resulting from a violation of the Agreement or gross negligence), no Fee;

•	In case of dismissal without cause (to be construed as a dismissal for any other cause) the Fee multiplied by twelve, such amount to be paid to the Management Services Provider within 30 days from the Termination Date, as well as, for the financial year during which the termination occurred, a Bonus equal to the average of the Bonuses already paid to the Management Services Provider in respect of the previous financial years. Should the termination occur during the first financial year, the Company shall pay a Bonus determined by the Board (if any) in its full discretion.

10.4	The Agreement shall automatically terminate with immediate effect upon resignation of the Management Services Provider from its mandate as general manager of the Company, for whatever reason. The Termination Date shall be deemed to be the date upon which its resignation shall take effect.

In such case, and except to the extent the Management Services Provider gave a notice period to be deducted from any indemnity, the Management Services Provider shall pay the Company an indemnity equal to six months of Fee, within 30 days from the Termination Date.

10.5	The Parties acknowledge that the Agreement shall not be terminated by the termination of the mandate of the Management Services Provider as director of the Company, no matter the time, the reason and the way (resignation, dismissal or otherwise) this mandate is terminated.

10.6	Notwithstanding any termination of the Agreement, the obligations under Article 3 c), 5 and 6 shall remain in force for the duration provided for in said clauses.

Article 11 - Obligations upon termination

On Termination Date, the Management Services Provider shall:

(a)	immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or its business contacts, any keys, and any other property of the Company, which is in its possession or under its control;

(b)	irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in its possession or under its control outside the premises of the Company; and

(c)	provide a signed statement that it has complied fully with its obligations under this Article 11.

Article 12 - Notices and computation of delays

12.1	All notices or other communications required or permitted under the Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) addressed by registered letter.

12.2	Any such notice or communication shall be deemed to have been received:

(a)	if delivered personally at the date of delivery as indicated on the receipt of delivery;

(b)	in the case of registered post, 3 calendar days after the date of posting; and

(c)	in the case of fax, at the date of confirmation of its transmission.

12.3	All notice periods and delays described in the Agreement are calculated in calendar days. If the last day of a notice period is a Saturday, a Sunday or a legal holiday in Belgium, the notice period or delay expires on the next business day.

Article 13 - Headers

The descriptive headings of the Agreement are for the sake of convenience only and shall not control or affect the meaning, construction or interpretation of any provision of the Agreement.

Article 14 - Invalidity of a provision

If any provision of the Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of the Agreement shall not be affected and shall remain in full force and effect, and Parties shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed in such illegal, void or unenforceable provision.

Article 15 - Entire agreement and previous contracts

Each Party acknowledges and agrees with the other Party that this Agreement together with any documents referred to in it constitutes the entire agreement and understanding between the Management Services Provider and the Company and supersedes any previous agreement between them relating to the Agreement (which shall be deemed to have been terminated by mutual consent).

Article 16 - Variation

No variation of the Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

Article 17 - Governing law and jurisdiction

17.1	This Agreement shall be exclusively governed by and construed in accordance with the laws of Belgium.

17.2	Any dispute arising out or in connection with the Agreement shall be submitted to the exclusive jurisdiction of the courts of Brussels, Belgium.

Executed in two originals in Braine l’Alleud, on February 22, 2008.

The Company:	The Management Services Provider:

/s/ Michel Lussier	/s/ Christian Homsy
Mr Michel Lussier and Mr William Wijns	Mr Christian Homsy
Directors